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                                                                    EXHIBIT 23.2


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


         As independent public accountants, we hereby consent to the incorporation by reference of our report dated February 26, 1997 of our audits of the financial statements of GulfMark Retained Assets (a business segment of GulfMark International, Inc.) at December 31, 1996 and 1995 and each of the three years in the period ended December 31, 1996, included in the Registration Statement on Form S-4 (Reg. No. 333-24133) of EVI, Inc. (formerly known as Energy Ventures, Inc.), into this Form 8-K of EVI, Inc. and into EVI Inc.'s previously filed Registration Statement File Nos. 33-31662, 33-56384, 33-56386, 33-65790, 33-77960, 33-64349, 333-03407, 333-12367 and 333-13531.


ARTHUR ANDERSEN LLP

Houston, Texas
May 12, 1997